UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
Schedule TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF
THE SECURITIES EXCHANGE ACT OF 1934
BELDEN CDT INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))
4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
(Title of Class of Securities)
126924 AA 7
126924 AB 5
(CUSIP Numbers of Class of Securities)

Kevin L. Bloomfield, Esq.
Vice President, Secretary and General Counsel
Belden CDT Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
(314) 854-8000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications
on Behalf of Filing Persons)

Copies to:
Andrew E. Nagel, Esq.
Christian O. Nagler, Esq.
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
(212) 446-4800
CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$110,000,000	$3,377.00

(1)	For the purpose of calculating the filing fee only, this amount assumes the exchange of the entire outstanding principal amount of 4.00% Convertible Subordinated Debentures due 2023 of Belden CDT Inc. for newly issued 4.00% Convertible Subordinated Debentures due 2023. The transaction valuation is based on the book value as of March 1, 2007 of the outstanding debentures.

(2)	The amount of the filing fee calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $30.70 for each $1,000,000 of value.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,377.00	Filing Party: Belden CDT Inc.
Form or Registration No.: Schedule TO (File No. 005-42911)	Date Filed: March 5, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☑	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☑

Item 11.	Additional Information

Item 12.	Exhibits

SIGNATURE

INDEX TO EXHIBITS

EX-99.A.7: PRESS RELEASE

 i

INTRODUCTORY STATEMENT
     This Amendment No. 3 to Schedule TO (this “Amendment”) amends and supplements the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Belden CDT Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 5, 2007, as amended and supplemented by Amendment No. 1 to Schedule TO filed by the Company with the Commission on April 3, 2007 and Amendment No. 2 to Schedule TO filed by the Company with the Commission on April 4, 2007. This Amendment relates to the offer by the Company to exchange (the “Exchange Offer”) $1,000 principal amount of its new 4.00% Convertible Subordinated Debentures due 2023 (the “New Debentures”) and a cash exchange fee of $6.25 for each $1,000 principal amount of its currently outstanding 4.00% Convertible Subordinated Debentures due 2023 (the “Old Debentures”) validly tendered and accepted. This Amendment amends and supplements the Schedule TO, as amended and supplemented, as set forth below.
     The Exchange Offer is being made upon the terms and subject to the conditions set forth in the Company’s offering circular dated March 5, 2007 (as may be amended or supplemented from time to time, the “Offering Circular”) and the related letter of transmittal (the “Letter of Transmittal”), which were previously filed as exhibits (a)(1)(i) and (a)(1)(ii), respectively, to the Schedule TO. The Offering Circular and the related Letter of Transmittal are incorporated herein by reference in response to all the applicable items in the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.
     This Amendment is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended.
Item 11. Additional Information.
     (b) Other Material Information. Item 11 of the Schedule TO is hereby amended and supplemented by adding the following language:
“On April 20, 2007, the Company issued a press release announcing the final results of the Exchange Offer, which expired at 5:00 p.m., New York City time, on April 19, 2007. A copy of the press release is filed as Exhibit (a)(7) hereto and incorporated herein by reference.”

Item 12.  Exhibits.

(a)(1)(i)*	Offering Circular, dated March 5, 2007.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Offering Circular Supplement, dated April 4, 2007.

(a)(2)	None.

(a)(3)	None.

(a)(4)	None.

(a)(5)*	Press Release, issued March 5, 2007.

(a)(6)*	Press Release, issued April 3, 2007.

(a)(7)**	Press Release, issued April 20, 2007.

(b)	None.

(d)(i)	Indenture, dated as of July 8, 2003, between the Company and U.S. Bank National Association, as trustee, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.3 to the Annual Report of Cable Design Technologies Corporation (“CDT”) on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(ii)	Registration Rights Agreement, dated July 8, 2003, between the Company and Credit Suisse First Boston LLC, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.4 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(iii)	Purchase Agreement, dated July 1, 2003, between the Company and Credit Suisse First Boston LLC, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.5 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(iv)	Rights Agreement dated as of December 11, 1996, between the Company and Equiserve Trust Company, N.A., successor to The First National Bank of Boston, as rights agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C (incorporated by reference to Exhibit 1.1 to CDT’s Registration Statement on Form 8-A, File Number 000-22724, filed on December 11, 1996).

(d)(v)	Amendment to Rights Agreement, dated as of November 15, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(vi)	Amendment No. 2 to Rights Agreement, dated as of December 8, 2006 (incorporated by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form 8-A/A, File Number 001-12561, filed on December 8, 2006).

(d)(vii)	Retention Award Letter Agreement, dated June 28, 2004, between Belden Inc. (assumed by the Company) and each of Kevin L. Bloomfield, D. Larrie Rose, Stephen H. Johnson and Cathy O. Staples (incorporated by reference to Exhibits 10.3, 10.4, 10.6 and 10.7 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(viii)	Retention Award Letter Agreement, dated July 8, 2004, between the Company and each of Robert Canny and Peter Sheehan (incorporated by reference to Exhibits 10.8 and 10.10 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(ix)	Executive Employment Agreement, dated September 26, 2005, between the Company and John Stroup (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on September 27, 2005).

(d)(x)	Executive Employment Agreement, dated as of August 24, 2006, between the Company and Gray Benoist (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2006, filed on November 3, 2006).

(d)(xi)	Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement of Belden Inc. (“Belden”) on Form S-8, File Number 333-51088, filed on December 1, 2000).

(d)(xii)	Amendment to Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 4, 2004).

(d)(xiii)	Amendment to Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-8, File Number 333-117906, filed on August 3, 2004).

(d)(xiv)	Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to Belden’s Registration Statement on Form S-8, File Number 333-107241, filed on July 22, 2003).

(d)(xv)	Amendment to Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 4, 2004).

(d)(xvi)	Amendment to Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8, File Number 333-117906, filed on August 3, 2004).

(d)(xvii)	Belden Inc. Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007).

(d)(xviii)	Belden Inc. 2003 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007).

(d)(xix)	Cable Design Technologies Corporation Long-Term Performance Incentive Plan (adopted September 23, 1993) (incorporated by reference to Exhibit 10.18 to CDT’s Registration Statement on Form S-1, File Number 33-69992, filed on November 1, 1993).

(d)(xx)	Cable Design Technologies Corporation Supplemental Long-Term Performance Incentive Plan (adopted December 12, 1995) (incorporated by reference to Exhibit A to CDT’s Proxy Statement filed on January 17, 1996).

(d)(xxi)	Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (adopted April 19, 1999 and amended June 11, 1999) (incorporated by reference to Exhibit 10.16 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxii)	Amendment No. 2, dated July 13, 2000, to Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.15 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2000, filed on October 27, 2000).

(d)(xxiii)	Form of June 11, 1999 Stock Option Grant under the 1999 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.18 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxiv)	Form of April 23, 1999 Stock Option Grant (incorporated by reference to Exhibit 10.19 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxv)	Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (adopted December 6, 2000) (incorporated by reference to Exhibit 99.1 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001, filed on March 15, 2001).

(d)(xxvi)	Amendment to Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.5 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002, filed on March 13, 2002).

(d)(xxvii)	Amendment to Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006).

(d)(xxviii)	Amendments to Cable Design Technologies Corporation Long Term Performance Incentive Plan (1993), Supplemental Long-Term Performance Incentive Plan (1995), 1999 Long-Term Performance Incentive Plan and 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.61 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(xxix)	Form of Director Nonqualified Stock Option Grant under Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 99.2 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001, filed on March 15, 2001).

(d)(xxx)	Form of Restricted Stock Grant, dated October 16, 2002, under the 2001 and Supplemental Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.22 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, filed on December 16, 2002).

(d)(xxxi)	Form of Restricted Stock Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan to each of Bryan C. Cressey, Lance C. Balk, Glenn Kalnasy, and Michael F.O. Harris in the amount of 2,000 shares each (incorporated by reference to Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(xxxii)	Form of Restricted Stock Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan to each of Bryan C. Cressey, Lorne D. Bain, Lance C. Balk, Christopher I. Byrnes, Michael F.O. Harris, Glenn Kalnasy, John M. Monter and Bernard G. Rethore in the amount of 2,500 shares each (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on May 19, 2005).

(d)(xxxiii)	Form of Stock Option Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan and the Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 10, 2005).

(d)(xxxiv)	Form of February 22, 2006 Stock Appreciation Right Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxv)	Form of February 22, 2006 Performance Share Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxvi)	Form of February 22, 2006 Restricted Stock Unit Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxvii)	Stock Appreciation Right Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan between the Company and John Stroup (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxviii)	Performance Share Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan between the Company and John Stroup (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxix)	Indenture, dated as of March 16, 2007, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(d)(xl)	Registration Rights Agreement, dated as of March 16, 2007, among the Company, the guarantors named therein and the initial purchasers named therein, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(d)(xli)	Purchase Agreement, dated March 13, 2007, among the Company, the guarantors named therein and the initial purchasers named therein, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(g)	None.

(h)	None.

*	Previously filed.
**	Filed herewith.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Belden CDT Inc.
Dated: April 20, 2007	By:	/s/ Stephen H. Johnson
Name: Stephen H. Johnson
Title: Treasurer

INDEX TO EXHIBITS

(a)(1)(i)*	Offering Circular, dated March 5, 2007.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Offering Circular Supplement, dated April 4, 2007.

(a)(2)	None.

(a)(3)	None.

(a)(4)	None.

(a)(5)*	Press Release, issued March 5, 2007.

(a)(6)*	Press Release, issued April 3, 2007.

(a)(7)**	Press Release, issued April 20, 2007.

(b)	None.

(d)(i)	Indenture, dated as of July 8, 2003, between the Company and U.S. Bank National Association, as trustee, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.3 to the Annual Report of Cable Design Technologies Corporation (“CDT”) on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(ii)	Registration Rights Agreement, dated July 8, 2003, between the Company and Credit Suisse First Boston LLC, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.4 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(iii)	Purchase Agreement, dated July 1, 2003, between the Company and Credit Suisse First Boston LLC, relating to 4.00% Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.5 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003).

(d)(iv)	Rights Agreement dated as of December 11, 1996, between the Company and Equiserve Trust Company, N.A., successor to The First National Bank of Boston, as rights agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C (incorporated by reference to Exhibit 1.1 to CDT’s Registration Statement on Form 8-A, File Number 000-22724, filed on December 11, 1996).

(d)(v)	Amendment to Rights Agreement, dated as of November 15, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(vi)	Amendment No. 2 to Rights Agreement, dated as of December 8, 2006 (incorporated by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form 8-A/A, File Number 001-12561, filed on December 8, 2006).

(d)(vii)	Retention Award Letter Agreement, dated June 28, 2004, between Belden Inc. (assumed by the Company) and each of Kevin L. Bloomfield, D. Larrie Rose, Stephen H. Johnson and Cathy O. Staples (incorporated by reference to Exhibits 10.3, 10.4, 10.6 and 10.7 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(viii)	Retention Award Letter Agreement, dated July 8, 2004, between the Company and each of Robert Canny and Peter Sheehan (incorporated by reference to Exhibits 10.8 and 10.10 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(ix)	Executive Employment Agreement, dated September 26, 2005, between the Company and John Stroup (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on September 27, 2005).

(d)(x)	Executive Employment Agreement, dated as of August 24, 2006, between the Company and Gray Benoist (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2006, filed on November 3, 2006).

(d)(xi)	Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement of Belden Inc. (“Belden”) on Form S-8, File Number 333-51088, filed on December 1, 2000).

(d)(xii)	Amendment to Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 4, 2004).

(d)(xiii)	Amendment to Belden Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-8, File Number 333-117906, filed on August 3, 2004).

(d)(xiv)	Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to Belden’s Registration Statement on Form S-8, File Number 333-107241, filed on July 22, 2003).

(d)(xv)	Amendment to Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 4, 2004).

(d)(xvi)	Amendment to Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8, File Number 333-117906, filed on August 3, 2004).

(d)(xvii)	Belden Inc. Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007).

(d)(xviii)	Belden Inc. 2003 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007).

(d)(xix)	Cable Design Technologies Corporation Long-Term Performance Incentive Plan (adopted September 23, 1993) (incorporated by reference to Exhibit 10.18 to CDT’s Registration Statement on Form S-1, File Number 33-69992, filed on November 1, 1993).

(d)(xx)	Cable Design Technologies Corporation Supplemental Long-Term Performance Incentive Plan (adopted December 12, 1995) (incorporated by reference to Exhibit A to CDT’s Proxy Statement filed on January 17, 1996).

(d)(xxi)	Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (adopted April 19, 1999 and amended June 11, 1999) (incorporated by reference to Exhibit 10.16 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxii)	Amendment No. 2, dated July 13, 2000, to Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.15 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2000, filed on October 27, 2000).

(d)(xxiii)	Form of June 11, 1999 Stock Option Grant under the 1999 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.18 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxiv)	Form of April 23, 1999 Stock Option Grant (incorporated by reference to Exhibit 10.19 to CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed on October 27, 1999).

(d)(xxv)	Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (adopted December 6, 2000) (incorporated by reference to Exhibit 99.1 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001, filed on March 15, 2001).

(d)(xxvi)	Amendment to Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.5 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002, filed on March 13, 2002).

(d)(xxvii)	Amendment to Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006).

(d)(xxviii)	Amendments to Cable Design Technologies Corporation Long Term Performance Incentive Plan (1993), Supplemental Long-Term Performance Incentive Plan (1995), 1999 Long-Term Performance Incentive Plan and 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.61 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(xxix)	Form of Director Nonqualified Stock Option Grant under Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 99.2 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001, filed on March 15, 2001).

(d)(xxx)	Form of Restricted Stock Grant, dated October 16, 2002, under the 2001 and Supplemental Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.22 to CDT’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, filed on December 16, 2002).

(d)(xxxi)	Form of Restricted Stock Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan to each of Bryan C. Cressey, Lance C. Balk, Glenn Kalnasy, and Michael F.O. Harris in the amount of 2,000 shares each (incorporated by reference to Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 15, 2004).

(d)(xxxii)	Form of Restricted Stock Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan to each of Bryan C. Cressey, Lorne D. Bain, Lance C. Balk, Christopher I. Byrnes, Michael F.O. Harris, Glenn Kalnasy, John M. Monter and Bernard G. Rethore in the amount of 2,500 shares each (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on May 19, 2005).

(d)(xxxiii)	Form of Stock Option Grant under the 2001 Cable Design Technologies Corporation Long-Term Performance Incentive Plan and the Belden Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 10, 2005).

(d)(xxxiv)	Form of February 22, 2006 Stock Appreciation Right Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxv)	Form of February 22, 2006 Performance Share Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxvi)	Form of February 22, 2006 Restricted Stock Unit Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxvii)	Stock Appreciation Right Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan between the Company and John Stroup (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxviii)	Performance Share Award Agreement under the Company’s 2001 Long-Term Performance Incentive Plan between the Company and John Stroup (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2006, filed on May 5, 2006).

(d)(xxxix)	Indenture, dated as of March 16, 2007, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(d)(xl)	Registration Rights Agreement, dated as of March 16, 2007, among the Company, the guarantors named therein and the initial purchasers named therein, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(d)(xli)	Purchase Agreement, dated March 13, 2007, among the Company, the guarantors named therein and the initial purchasers named therein, relating to the 7% Senior Subordinated Notes due 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 19, 2007).

(g)	None.

(h)	None.

*	Previously filed.
**	Filed herewith.